UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SIERRA WIRELESS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Canada (State or Other Jurisdiction of Incorporation or Organization)	98-0163236 (I.R.S. Employer Identification No.)

13811 Wireless Way
Richmond, British Columbia, Canada, V6V 3A4
(Address of Principal Executive Offices, including Zip Code)

Sierra Wireless, Inc. Amended and Restated 1997 Stock Option Plan
(Full Title of the Plan)

DWT Corp.
24th Floor, 1300 S.W. Fifth Avenue
Portland, Oregon 97204
(Name and Address of Agent for Service)
(503) 241-2300
(Telephone Number, Including Area Code, of Agent for Service)
Copies to:
Michael C. Phillips, Esq.
Davis Wright Tremaine LLP
24th Floor, 1300 S.W. Fifth Avenue,
Portland, Oregon 97204
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount to be	Offering Price Per	Aggregate Offering	Amount of
to be Registered	Registered(1)	Unit(2)	Price(2)	Registration Fee
Common Shares	1,733,178	$16.18	$28,042,820.04	$860.91

(1)	Issuable upon the exercise of options available for grant under the Sierra Wireless, Inc. Amended and Restated 1997 Stock Option Plan (the “Option Plan”). This Registration Statement shall cover any additional securities which become issuable under the Option Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of common shares of the Registrant.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act. The price per share and aggregate offering price were determined based on (i) $16.07, the weighted average exercise price of the shares subject to outstanding stock option grants under the Option Plan, and (ii) for the remaining shares, because the price of such shares is not currently determinable, $16.29, the average of the high and low prices of the Registrant’s common shares on the NASDAQ Global Market on November 30, 2007.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1.     Plan Information.*
Item 2.     Registrant Information and Employee Plan Annual Information.*
     *Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.     Incorporation of Documents by Reference.
     We are subject to the informational and reporting requirements of Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith must file reports with the Securities and Exchange Commission (the “Commission”). The following documents, which are on file with the Commission, are incorporated in this Registration Statement by reference:
(a)	The Registrant’s Annual Report on Form 40-F (Commission File No. 000-30718) filed with the Commission on March 29, 2007 under the Exchange Act;

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above; and

(c)	The description of common shares of the Registrant contained in the Registrant’s Annual Report on Form 40-F (Commission File No. 000-30718) filed with the Commission on March 29, 2007 under the Exchange Act, including amendments or reports filed for the purpose of updating such description.

     All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.     Description of Securities.
     Not applicable.
Item 5.     Interest of Named Experts and Counsel.
     Not applicable.
Item 6.     Indemnification of Directors and Officers.
     Subject to the Canada Business Corporations Act, the Registrant is required under its by-laws to indemnify its current and former directors and officers, and the current and former directors and officers of its subsidiaries, against all costs, charges and expenses, including amounts paid to settle an action or satisfy a judgment, reasonably incurred by the individual in a civil, criminal, administrative, investigative or other proceeding to which he or she is involved because of that association with the Registrant or the subsidiary. Indemnification of a current or former director or officer under its by-laws and the Canada Business Corporations Act is possible only if it is shown that the director or officer acted honestly and in good faith with a view to the best interests of the Registrant or the subsidiary for which the individual acted as a director or officer, and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful. The by-laws and the Canada Business Corporations Act allow the Registrant to advance money to a director or officer for the costs, charges and expenses referred to above.
     In addition, the Registrant has entered into indemnification agreements with its current and former directors for the indemnification of, and advancement of expenses to, such individuals for any liability and all costs, charges and expenses reasonably incurred in the execution of their duties as a director, a member of a committee to which they are appointed by the directors or any office to which they are appointed by the directors. These indemnification agreements do not cover any claims made against a director when he or she is found to have not acted honestly and in good faith with a view to the best interests of the Registrant, and in the case of a criminal or administrative action or proceedings that is enforced by a monetary penalty, where the director had no reasonable grounds to believe that his or her conduct was lawful. The Registrant also intends to enter into similar indemnification agreements with its future directors.
Item 7.     Exemption from Registration Claimed.
     Not applicable.

Item 8.     Exhibits.
     The following Exhibits are filed as a part of this Registration Statement:

Exhibit
Number	Description

4.1	Sierra Wireless, Inc. Amended and Restated 1997 Stock Option Plan

5.1	Opinion of Blake, Cassels & Graydon LLP as to the legality of securities being registered through this Registration Statement

23.1	Consent of Blake, Cassels & Graydon LLP (contained in the opinion set forth as Exhibit 5.1)

23.2	Consent of KPMG LLP

24.1	Power of Attorney (included on signature page of this Registration Statement)
Item 9.     Undertakings.
(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales of securities are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)	That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering;

(b)	The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, British Columbia, on the 6th day of December, 2007.

SIERRA WIRELESS, INC.
By:	/s/ Jason W. Cohenour
Jason W. Cohenour
President and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints and hereby authorizes Jason W. Cohenour and David G. McLennan, severally, such person’s true and lawful attorneys-in-fact, with full power of substitution or resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign on such person’s behalf, amendments to this Registration Statement and to sign any and all additional registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jason W. Cohenour Jason W. Cohenour	President and Chief Executive Officer, and Director (principal executive officer)	December 6, 2007

/s/ David G. McLennan David G. McLennan	Chief Financial Officer (principal financial officer)	December 6, 2007

/s/ Gregory D. Aasen Gregory D. Aasen	Director	December 6, 2007

/s/ S. Jane Rowe S. Jane Rowe	Director	December 6, 2007

/s/ Paul G. Cataford Paul G. Cataford	Director	December 6, 2007

/s/ Peter Ciceri Peter Ciceri	Director	December 6, 2007

/s/ David B. Sutcliffe David B. Sutcliffe	Director	December 6, 2007

Signature	Title	Date
/s/ Charles E. Levine Charles E. Levine	Director	December 6, 2007

/s/ Kent Thexton Kent Thexton	Director	December 6, 2007
     Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned has signed this Registration Statement solely in the capacity of the duly authorized representative of Sierra Wireless, Inc. in the United States, in the City of Portland, State of Oregon, on this 6th day of December, 2007.

By:	/s/ Michael C. Phillips
Michael C. Phillips, Esq.
DAVIS WRIGHT TREMAINE LLP

INDEX TO EXHIBITS

Exhibit
Number	Description

4.1	Sierra Wireless, Inc. Amended and Restated 1997 Stock Option Plan

5.1	Opinion of Blake Cassels & Graydon LLP as to the legality of securities being registered through this Registration Statement

23.1	Consent of Blake Cassels & Graydon LLP (contained in opinion filed as Exhibit 5.1)

23.2	Consent of KPMG LLP

24.1	Power of Attorney (included on signature page of this Registration Statement)